SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 3, 2010
Date of report (Date of earliest event reported)

SurModics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)
(952) 829-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 4, 2010, SurModics, Inc. (the “Company”) announced certain organizational and leadership changes designed to better meet customer needs, leverage its multiple competencies across the organization to support key areas of future growth, and build on its pharmaceutical industry experience.  In addition, in connection with the reorganization, the Company is closing its Irvine, California sales office and consolidating a warehouse facility in Alabama.

As a result of these organizational and facilities changes, the Company expects to record total restructuring charges of approximately $0.9 million to $1.5 million in the second quarter of fiscal 2010. These charges are expected to consist of approximately $0.5 million to $0.9 million for severance and other costs related to workforce reduction and $0.4 million to $0.6 million related to facilities consolidation. The above expenditures also are the expected future cash expenditures related to the reorganization.  In connection with these initiatives, the Company expects to save approximately $0.5 million to $1.0 million on an annualized basis.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02.          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       In connection with the organizational changes announced by the Company on March 4, 2010, the employment of Paul A. Lopez, Vice President, and President of the Company’s Ophthalmology Division, will end on March 15, 2010.  Pursuant to the terms of Mr. Lopez’s employment agreement with the Company, the Company is obligated to pay him a lump sum amount equal to 12 months of his current base salary.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

99.1      Press Release dated March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date:	March 9, 2010	/s/ Bryan K. Phillips
Bryan K. Phillips
Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release dated March 4, 2010.